Exhibit 99.1

1-800-FLOWERS.COM, Inc. and Inertia Beverage Group Announce Strategic Agreement; Companies to Work Jointly on Wine Promotion, Marketing and Fulfillment

  Includes sale of 1-800-FLOWERS.COM, Inc.’s WTN Services™ division to IBG and agreement to use IBG’s newly formed WineDirectSM for fulfillment services

NAPA, Calif.--(BUSINESS WIRE)--September 6, 2011--1-800-FLOWERS.COM, Inc. and Inertia Beverage Group (IBG) today announced a strategic alliance designed to enhance both company’s position in the wine business. As part of the agreement, IBG has purchased the WTN Services™ division of 1-800-FLOWERS.COM, which provides order fulfillment services to wineries. IBG is combining the WTN assets with its existing winery services business to create a leading company in the winery services space: WineDirectSM. WineDirectSM will manage fulfillment and other services for 1-800-FLOWERS.COM, Inc.’s WineTasting.com® ecommerce wine gifting business. In addition, the companies plan to leverage their assets to grow direct-to-consumer sales through joint marketing and promotional programs including sales opportunities through the 1-800-FLOWERS.COM, Inc. family of gifting brands, such as 1-800-Flowers.com and 1-800-Baskets.com. Financial terms were not released.

“1-800-FLOWERS.COM is committed to the wine gifting market and to establishing WineTasting.com as a leader in the direct-to-consumer wine business. This transaction enables us to focus on what we do best; provide great gifts appropriate for every occasion and recipient,” said David Taiclet, president of the Gourmet Food and Gift Baskets division of 1-800-FLOWERS.COM, Inc. Taiclet noted that the Company plans to work closely with WineDirectSM to develop the wine gifting space. “As part of our effort in wine gifting, we are pleased to be working with WineDirectSM to help build sales momentum for WineTasting.com and the growing list of wineries, throughout the world, with which we both work.”

“1-800-FLOWERS.COM and WineTasting.com are nationally recognized Direct-to-Consumer retailers with expansive customer bases,” says WineDirectSM CEO Joe Waechter. “The fact that they have chosen to help us to create WineDirectSM is a powerful endorsement of the sophisticated professional fulfillment technology and integrated direct sales system that we bring to this agreement. In short, their retailing power is a strong recommendation for our integrated platform’s fulfillment and sales power, accuracy, technology, and reporting. They recognize that our full service system can help them increase the amount of wine they sell and the efficiency of their WineTasting.com operations.”

As part of the new relationship, the WTN warehouse in Ohio that services the East Coast will be operated by WineDirectSM, allowing winery clients to store and ship wine to the East Coast with the most advanced direct sales solution in the wine business.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is the world’s leading florist and gift shop. For more than 35 years, 1-800-FLOWERS® (1-800-356-9377 or www.1800flowers.com) has been helping deliver smiles for our customers with gifts for every occasion, including fresh flowers and the finest selection of plants, gift baskets, gourmet foods, confections, candles, balloons and plush stuffed animals. As always, our 100% Smile Guarantee backs every gift. The 1-800-FLOWERS.COM Mobile Flower & Gift Center was named winner of the 2010 “Best Mobile App for E-commerce” by DPAC (Digiday’s Publishing & Advertising Awards) and the 2010 Mobile App of the Year Award in the “Best Shopping” category by RIS (Retail Info Systems). 1-800-FLOWERS.COM was also rated number one vs. competitors for customer service by STELLAService and named by the E-Tailing Group as one of only nine online retailers out of 100 benchmarked to meet the criteria for Excellence in Online Customer Service. 1-800-FLOWERS.COM has been honored in Internet Retailer’s “Hot 100: America’s Best Retail Web Sites” for 2011 and was one of only five retailers to receive the 2011 Customer Innovation Award from Avaya for transforming the business through innovative use of business communications and collaboration technologies. The Company’s BloomNet® international floral wire service (www.mybloomnet.net) provides a broad range of quality products and value-added services designed to help professional florists grow their businesses profitably. The 1-800-FLOWERS.COM “Gift Shop” also includes gourmet gifts such as popcorn and specialty treats from The Popcorn Factory® (1-800-541-2676 or www.thepopcornfactory.com); cookies and baked gifts from Cheryl’s (1-800-443-8124 or www.cheryls.com); premium chocolates and confections from Fannie May® confections brands (www.fanniemay.com and www.harrylondon.com); gift baskets and towers from 1-800-Baskets.com® (www.1800baskets.com); and wine gifts from Winetasting.com® (www.winetasting.com). The Company’s Celebrations® brand (www.celebrations.com) is a leading online destination for fabulous party ideas and planning tips and FineStationery.com® (www.finestationery.com) is the premier site for unique, customizable invitations, announcements and greeting cards. 1-800-FLOWERS.COM, Inc. is involved in a broad range of corporate social responsibility initiatives including continuous expansion and enhancement of its environmentally-friendly “green” programs as well as various philanthropic and charitable efforts. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS.

About WineDirectSM

WineDirectSM is a leader in the winery direct sales arena, providing technology and services that enable wineries to sell more wine through direct-to-consumer channels. Headquartered in the Napa Valley, WineDirectSM offers a broad range of logistics solutions including a technology driven fulfillment system, compliance tools, and an extensive 3-Tier network which provides access to new markets and consumers. In addition, the company offers an ecommerce and wine club processing platform with integrated marketing capabilities, and telesales services to help wineries grow their businesses profitably. Each of the company’s services is offered on a standalone basis, or as part of an integrated, end-to-end solution. For further information, visit www.winedirect.com.

CONTACT:
1-800-FLOWERS.COM, Inc.
Investor:
Joseph D. Pititto, 516-237-6131
invest@1800flowers.com
or
Media:
Yanique Woodall, 516-237-6028
ywoodall@1800flowers.com